UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2009

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)
One Pierce Place, Suite 1500, Itasca, Illinois 60143 (Address of principal executive offices) (Zip Code)
(630) 875-7450 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FIRST MIDWEST BANCORP, INC.
FORM 8-K
October 21, 2009

Item 5.2 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2009, the Board of Directors of First Midwest Bancorp, Inc. (“FMBI” or the “Company”) approved adjustments to the base salaries of certain of the Company’s named executive officers as permitted by the executive compensation provisions of the U.S. Department of the Treasury’s (“USDT”) Capital Purchase Program (“CPP”).

The adjustments will modify the mix between the fixed and variable components of compensation to be paid to each such officer during 2010. The approved adjustments will become effective on January 1, 2010, and such adjustments will effectively suspend each such officer’s variable compensation resulting from participation in the Company’s Short-Term Incentive Compensation and Performance-Awarded Restricted Stock Award programs, and approximately increase the fixed component of each such executive’s base salary as follows: Michael L. Scudder - $409,000; Thomas J. Schwartz - $208,000; Paul F. Clemens $73,000; and Victor P. Carapella - $63,000  (in each case a “Salary Adjustment”).

With respect to each such officer, the Salary Adjustment will be paid (during 2010) in accordance with the Company’s standard payroll procedures and consist of up to: (1) 25% cash; and (2) 75% shares of FMBI common stock, which may not be sold or otherwise transferred until the Company repays the USDT’s investment in the Company under the CPP, except upon death or permanent disability.  The number of shares of FMBI common stock granted as of each payroll period end date to each such officer will be determined by dividing that portion of his Salary Adjustment payable for the period, by the average of the high and low price of FMBI’s common stock on the Nasdaq Stock Market (“Nasdaq”) on the date prior to applicable payroll date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: October 21, 2009	/s/ CYNTHIA A. LANCE
By: Cynthia A. Lance Executive Vice President and Corporate Secretary